FORM 3

                                                                OMB APPROVAL
 OMB Number                                                          3235-0104
 Expires:                                                       February 1, 1994
 Estimated average burden
 hours per response........................................................0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  INITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



Filed pursuant to Section 16(a)of the Securities Exchange Act of 1934,
Section 17(a)of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investmenht Company Act of 1940.



1.Name and Address of              2.  Issuer Name and Ticker or Trading Symbol
  Reporting Person                            THE SHAW GROUP INC. (SGR)

  BROWN, JR.     RONALD       D.
(Last)         (First)   (Middle)

 740 NORTH MARKET
 (Street)
SHREVEPORT      LOUISIANA              71107
----------------------------------------------
(City)             (State)              (Zip)

3. IRS or Social Security          4.  Statement for Month/Year
    Number of Reporting                05/19/97
    Person (Voluntary)

5.  If Amendment, Date of Original
     (Month/Year)

6.  Relationship of Reporting Person to Issue
          (Month/Year)
     (Check all applicable)

           Director                 10% Owner
     X     Officer                  Other (specify below)
           (give title below)

                  PRESIDENT OF SHAW PRODUCTS AND SERVICES, INC.

 Table I -on-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title    2.Amount of     3.Ownership        4. Nature of Indirect Beneficial
   of         Beneficially    Form: Direct        Ownership (Instr. 5)
  (Instr.4)   Owned           (D) or Indirect
              (Instr.4)       (I)  Instr. 5)
 ------------------------------------------------------------------------------
Common Stock  347,059            D






===============================================================================
Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                           (Over)
                             (Print or Type Responses)         SEC 1474 (8-92)

FORM 3 (continued)            Table II -- Derivative
                       Securities Beneficially Owned (e.g., puts, calls,
                         warrants, options, convertible securities)




1.  Title of        2.   Date Exer-    3.    Title and Amount of Securities
    Deriv-               cisable and         Underlying Derivative Security
    ative                Expiration          (Instr. 4)
    Security             Date                                    Amount
    (Instr. 4)           Month/Day/          Title                or
                          Year)                                   Number of
                                                                  Shares
                         Date      Expira-
                         Exer-     tion
                         cisable   Date
-------------------------------------------------------------------------------
Employee Stock Option    4/05/97*  4/05/06   Common Stock        35,000
(right to Buy)*

FORM 3 (continued)             Table II -- Derivative
                       Securities Beneficially Owned (e.g., puts, calls,
                         warrants, options, convertible securities)





4. Conversion or       5.  Ownership Form of            6. Nature of Indirect
   Exercise Price          Derivative Security             Beneficial Ownership
   of Derivative           Direct (D) or Indirect (I)      (Instr. 5)

  ==============================================================================
    $19.50                       D










Explanation of Responses:
* Option granted under the Company's 1993 Employee Stock Option Plan that vests in four equal annual installments commencing 4/05/97.


                    /s/ Ronald D. Brown, Jr.                       May 29, 1997
               ** Signature of Reporting Person                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.